MATERIAL CHANGE REPORT

1.	Name and Address of Company

Canwest Global Communications Corp. (“Canwest”)
31st Floor, Canwest Place
201 Portage Avenue
Winnipeg, Manitoba
R3B 3L7

2.	Date of Material Change

October 6, 2009.

3.	News Releases

News releases with respect to the material change that occurred on October 6, 2009 referred to in this report were issued by Canwest on October 6, 2009  and October 7, 2009 through the facilities of Business Wire and filed on the System for Electronic Document Analysis and Retrieval.

4.	Summary of Material Change

On October 6, 2009, Canwest announced that it had entered into an agreement with members of the ad hoc committee of 8% senior subordinated noteholders (the “Ad Hoc Committee”) of Canwest Media Inc. (“CMI”) pursuant to which it intends to pursue a recapitalization transaction.

The proposed recapitalization transaction is supported by members of the Ad Hoc Committee representing over 70% of the 8% senior subordinated notes issued by CMI and represents the culmination of arm’s length discussions between the CMI Entities (as defined below) and the Ad Hoc Committee.  A Support Agreement and Recapitalization Term Sheet, which contains the summary terms and conditions of the proposed recapitalization of the CMI Entities, has been executed by CMI Entities and the Ad Hoc Committee (the “Recapitalization Agreement”).

To advance the recapitalization transaction and in accordance with the agreement with the Ad Hoc Committee, certain Canwest business units including Canwest, CMI, Canwest Television Limited Partnership (including Global Television, MovieTime, DejaView and Fox Sports World) as well as The National Post Company (the “CMI Entities”) today successfully obtained an Order from the Ontario Superior Court of Justice (Commercial Division) for creditor protection pursuant to the provisions of the Companies’ Creditors Arrangement Act (“CCAA”).  As a term of the Initial Order, FTI Consulting Canada Inc. will serve as the Court-appointed Monitor in the CCAA proceedings to oversee the operations of the CMI Entities and report to the Court during the recapitalization.  The Monitor will also assist Canwest in implementing its restructuring plan.

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Later in the afternoon on October 6, 2009, the Monitor sought protection in the United States Bankruptcy Court for the Southern District of New York (the “United States Bankruptcy Court”) under Chapter 15 of the United States Bankruptcy Code for certain of the entities involved in Canwest’s television business that filed for protection under the CCAA, including Canwest, CMI and Canwest Global Broadcasting Inc./Radiodiffusion Canwest Global Inc.  The Monitor also obtained an immediate temporary restraining order from the United States Bankruptcy Court to protect Canwest and Canwest Television Limited Partnership, one of Canwest’s principal broadcasting subsidiaries.  Hearings before the United States Bankruptcy Court to continue the temporary restraining order and to recognize the Chapter 15 Application are scheduled for October 15, 2009 and November 3, 2009, respectively.

The CMI Entities operations will continue uninterrupted during the recapitalization process and obligations to employees and suppliers of goods and services provided after the filing date will continue to be met after the filing date.  Canwest management remains responsible for the day-to-day operations of the CMI Entities.  Canwest also announced that it has secured debtor-in-possession (“DIP”) financing of up to $100 million.  The additional liquidity provided by the proceeds from the sale of Ten Network Holdings Limited’s shares, combined with Canwest’s operating revenue and the DIP financing are intended to provide sufficient liquidity to meet ongoing obligations and ensure that normal operations continue without interruption while the recapitalization transaction is implemented.

Under the proposed recapitalization, creditors of the CMI Entities whose claims are compromised under the plan of arrangement, including the holders of the CMI 8% Notes, will receive common shares of a restructured Canwest.  Existing shareholders of Canwest will receive 2.3% of the shares of a restructured Canwest.  It will be necessary for Canwest to obtain new equity financing in the amount of at least $65 million. The percentage of the equity of a restructured Canwest to be received by affected creditors will be dependent on the percentage of equity sold to new investors. Leonard Asper and members of his family have reached an agreement with the Ad Hoc Committee on terms which the Ad Hoc Committee would support for the investment by the Asper family of up to $15 million in connection with the recapitalization. The Asper family’s commitment would be subject to a number of conditions, including securing a co-investment from one or more Canadians, acceptable to all parties. Canwest has not made any determination with respect to the terms of any proposed equity investment by the Aspers or any other parties but welcomes the commitment of the Asper family to assist Canwest in achieving a successful recapitalization.

The Support Agreement contemplates that the CMI Entities will work with the members of the Ad Hoc Committee to pursue a plan of arrangement in order to implement the proposed recapitalization, which will be subject to the approval of the creditors of the CMI Entities at a meeting of creditors to be held this year as

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well as various regulatory approvals, including the approval of the Canadian Radio-television and Telecommunications Commission and the Toronto Stock Exchange, and the approval of the Court.

The support of the proposed recapitalization by the Ad Hoc Committee is subject to the satisfaction of a number of conditions and the Support Agreement may be terminated in certain events.

A special committee of the Canwest Board of Directors will oversee the process and Canwest has retained Mr. Hap S. Stephen as Chief Restructuring Advisor to lead and manage the restructuring process.

Canwest will continue its discussions with a number of its key stakeholders and third parties together with representatives of the Ad Hoc Committee as it pursues the proposed recapitalization.

5.	Full Description of Material Change

5.1           Full Description of Material Change

See the news releases attached to this Report as Appendices “A”, “B” and “C”.

5.2           Disclosure for Restructuring Transaction

Not applicable.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information please contact Richard Leipsic, Senior Vice President & General Counsel, at (204) 953-7719.

9.	Date of Report

October 9, 2009.

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APPENDIX A

NEWS RELEASE

For Immediate Release
October 6, 2009

Canwest reaches agreement with members of the ad hoc committee of 8% noteholders with respect to a recapitalization

Operations to continue uninterrupted during recapitalization process

Certain Canwest business units to file for creditor protection to implement recapitalization

Up to $100 million in DIP financing secured

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced today that it has entered into an agreement with members of the ad hoc committee of 8% senior subordinated noteholders (the “Ad Hoc Committee”) of Canwest Media Inc. (“CMI”) pursuant to which it intends to pursue a recapitalization transaction.

The proposed recapitalization transaction is supported by  members of the Ad Hoc Committee representing over 70% of the 8% senior subordinated notes issued by CMI and represents the culmination of arm’s length discussions between the CMI Entities and the Ad Hoc Committee.  A Support Agreement and Recapitalization Term Sheet, which contains the summary terms and conditions of the proposed recapitalization of the CMI Entities, has been executed by CMI Entities and the Ad Hoc Committee (the “Recapitalization Agreement”).   The recapitalization transaction will ensure that a recapitalized CMI will be a stronger industry competitor with a renewed financial outlook.

The Company believes that entering into this agreement and implementing a Court supervised and consensual recapitalization plan represents the best alternative for the long-term interests of the CMI Entities, its approximately 1,700 employees, suppliers, customers and other stakeholders.

To advance the recapitalization transaction and in accordance with the Recapitalization Agreement, the Canwest Board has authorized certain Canwest business units including Canwest, CMI, Canwest Television Limited Partnership (including Global Television, MovieTime, DejaView and Fox Sports World) as well as The National Post Company

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(the “CMI Entities”) to voluntarily file for creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) in order to implement the recapitalization plan.

The CMI Entities operations will continue uninterrupted during the recapitalization process. The CMI Entities have approximately $65 million of cash (following the recent sale of the shares of Ten Network Holdings Limited) and have arranged debtor-in-possession (“DIP”) financing of up to $100 million to enable its business units to meet their obligations to employees and suppliers of goods and services provided after the filing date.

“This pre-packaged financial restructuring is intended to minimize business disruption and preserve the value of these business operations,’’ Canwest President and CEO Leonard Asper said.  “Because it has the support of the Ad Hoc Committee, we believe that we can use the stability offered by the CCAA to implement this plan in four to six months, which will renew the financial prospects of our operations and put Canwest on a stronger footing for the future.”

Under the proposed recapitalization, creditors of the CMI Entities whose claims are compromised under the plan of arrangement, including the holders of the CMI 8% Notes, will receive common shares of a restructured Canwest.  Existing shareholders of the Company will receive 2.3% of the shares of a restructured Canwest.  It will be necessary for the Company to obtain new equity financing in the amount of at least $65 million. The percentage of the equity of a restructured Canwest to be received by affected creditors will be dependent on the percentage of equity sold to new investors. Leonard Asper and members of his family have reached an agreement with the Ad Hoc Committee on terms which the Ad Hoc Committee would support for the investment by the Asper family of up to $15 million in connection with the recapitalization. The Asper family’s commitment would be subject to a number of conditions, including securing a co-investment from one or more Canadians, acceptable to all parties. Canwest has not made any determination with respect to the terms of any proposed equity investment by the Aspers or any other parties but welcomes the commitment of the Asper family to assist Canwest in achieving a successful recapitalization.

The Support Agreement contemplates that the CMI Entities will work with the members of the Ad Hoc Committee to pursue a plan of arrangement in order to implement the proposed recapitalization, which will be subject to the approval of the creditors of the CMI Entities at a meeting of creditors to be held this year as well as various regulatory approvals, including the approval of the Canadian Radio-television and Telecommunications Commission and the Toronto Stock Exchange, and the approval of the Court.

The support of the proposed recapitalization by the Ad Hoc Committee is subject to the satisfaction of a number of conditions and the Support Agreement may be terminated in certain events.

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Protection under the CCAA will provide the CMI Entities with the time and stability to implement an orderly consensual recapitalization transaction while continuing their day-to-day operations.  This CCAA filing only applies to the CMI Entities whose businesses account for approximately 30% of the Company’s revenues.  The filing does not include CW Media’s stable of specialty channels acquired from Alliance Atlantis in 2007, TVtropolis, Mystery TV or Men TV. Canwest Limited Partnership – the Company’s Canadian publishing and associated online and mobile operations – has also been excluded from the filing.  As previously announced, Canwest Limited Partnership has entered into a forbearance agreement with its senior lenders to October 31, 2009. During this period, the senior lenders of the Limited Partnership have agreed, subject to certain conditions, not to exercise their legal right on debts owed by the Limited Partnership. (See Backgrounder at the end of the release for a complete listing of properties covered by and outside the filing.)

“Throughout this process, all our operations will continue uninterrupted including a strong programming lineup on Global and our specialty channels,’’ Mr. Asper said. “Our business operations remain strong and our stable of media brands continue to lead their markets.”

He added: “As always, our priority remains serving our customers – the 20 million Canadians who turn to us every week as their source of news, information and entertainment as well as the advertisers who rely on Canwest brands to deliver the audiences that they want to reach.“

The Company will continue its discussions with a number of its key stakeholders and third parties together with representatives of the Ad Hoc Committee as it pursues the proposed recapitalization.

More information about Canwest’s restructuring can be found at www.canwest.com.

Forward Looking Statements:
This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion

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and Analysis for the six months ended February 28, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) is Canada’s largest media company. In addition to owning the Global Television Network and 23 industry-leading specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:
Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com

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BACKGROUNDER
Canwest Properties Included and Excluded in CCAA Filing
Properties Within Prepackaged Creditor Protection
Canwest Media Inc. and Canwest Television Limited Partnership •Global Television Network •DejaView •Fox Sports World •Movie Time •National Post •Corporate Office
Properties Outside Creditor Protection

Canadian Television
•TVtropolis
•Mystery TV
•Men TV

CW Media Inc.
•Showcase
•Slice
•History Television
•HGTV Canada
•Food Network Canada
•Showcase Action
•Showcase Diva
•National Geographic Canada
•BBC Canada
•BBC Kids
•Discovery Health Canada
•IFC Canada
•Fine Living Canada
•Dusk
•ONE: The Body, Mind & Spirit channel
•Series +
•Historia

Canwest Limited Partnership

Canwest Newspapers – all publishing operations and support functions including dailies, Online operations and community newspapers including:
•The Vancouver Sun
•The Province
•The Gazette
•Ottawa Citizen
•Edmonton Journal
•Calgary Herald
•The Windsor Star
•Times Colonist
•The StarPhoenix
•Leader Post
•Vancouver Island Newspaper Group
•Lower Mainland Publishing Group
•Flyer Force
•Canwest News Service
•Canwest Editorial Services
Online Properties – more than 80 websites including: •canada.com •FPinfomart.ca •working.com •driving.ca •dose.ca •househunting.ca •faceoff.com •celebrating.ca •connecting.ca •remembering.ca	Support functions – National shared services such as: •Canwest Business Service •Canwest Information Technology Group •ReachCanada

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APPENDIX B

NEWS RELEASE

For Immediate Release
October 6 2009

Canwest Successfully Obtains Court Order for Creditor Protection

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced that further to its news release issued earlier today, the Company, Canwest Media Inc., Canwest Television Limited Partnership (including Global Television, MovieTime, DejaView and Fox Sports World), The National Post Company and certain subsidiaries (the “CMI Entities”), have voluntarily entered into, and successfully obtained an Order from the Ontario Superior Court of Justice (Commercial Division)  commencing proceedings under the Companies’ Creditors Arrangement Act (“CCAA”).

The CMI Entities’ commencement of these proceedings was undertaken in furtherance of a proposed recapitalization transaction that is supported by over 70% of holders of the 8% senior subordinated notes issued by CMI (the “Recapitalization Transaction”).

The CMI Entities’ operations will continue uninterrupted during the recapitalization process and obligations to employees and suppliers of goods and services provided after the filing date will continue to be met after the filing date. Canwest management remains responsible for the day-to-day operations of the CMI Entities. The Company also announced that it has secured debtor-in-possession (“DIP”) financing of up to $100 million. The additional liquidity provided by the proceeds from the sale of TEN Network Holdings Limited’s shares, combined with the Company’s operating revenue and the DIP financing are intended to provide sufficient liquidity to meet ongoing obligations and ensure that normal operations continue without interruption while the Recapitalization Transaction is implemented.

“Throughout this process, all our operations will continue uninterrupted,’’ Canwest President and CEO Leonard Asper said. “We are firmly committed to moving quickly to restructure the company and emerge from creditor protection financially stronger and more competitive.”

As a term of the Initial Order, FTI Consulting Canada Inc., will serve as the Court-appointed Monitor in the CCAA proceedings to oversee the operations of the CMI Entities and report to the Court during the recapitalization. The Monitor will also assist the Company in implementing its restructuring plan.

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A special committee of the Canwest Board of Directors will oversee this process and it has retained Mr. Hap S. Stephen as a Chief Restructuring Advisor to lead and manage the restructuring process. Regular operations will continue to be managed by existing management.

More information about Canwest’s restructuring process can be found at www.canwest.com

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the six months ended February 28, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) is Canada’s largest media company. In addition to owning the Global Television Network and 23 industry-leading specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations

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Tel: (204) 953-7731
hharley@canwest.com

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APPENDIX C

 NEWS RELEASE

For Immediate Release
October 7, 2009

Monitor Commences Chapter 15 Cases
in the United States On Behalf of Canwest

Operations to continue as usual during restructuring process

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced that FTI Consulting Canada Inc. ("FTI"), the Court-appointed Monitor (the “Monitor”) in the proceedings commenced yesterday by the Company and certain of its subsidiaries under Canada’s Companies’ Creditors Arrangement Act (the “CCAA”), sought protection yesterday in the United States Bankruptcy Court for the Southern District of New York (the “United States Bankruptcy Court”) under Chapter 15 of the United States Bankruptcy Code for certain of the entities involved in Canwest’s television business that filed for protection under the CCAA, including Canwest, Canwest Media Inc. and Canwest Global Broadcasting Inc./Radiodiffusion Canwest Global Inc.

The Monitor also obtained an immediate temporary restraining order from the United States Bankruptcy Court to protect Canwest and Canwest Television Limited Partnership, one of Canwest's principal broadcasting subsidiaries. Canwest's day-to-day operations and television programming are expected to continue without interruption during its restructuring.Hearings before the United States Bankruptcy Court to continue the temporary restraining order and to recognize the Chapter 15 Application are scheduled for October 15, 2009 and November 3, 2009, respectively.

On Tuesday, Canwest, along with certain of its subsidiaries, filed for creditor protection under the CCAA with the intention of reorganizing.  At the initial hearing before the Ontario Superior Court of Justice (Commercial List) at Toronto (the "Canadian Court"), which is overseeing Canwest's CCAA proceedings, FTI was appointed as Monitor and foreign representative for Canwest.  FTI was also authorized by the Canadian Court to file the Chapter 15 cases to protect Canwest's interests and assets in the United States.

Through the Chapter 15 cases, the Monitor is requesting that the United States Bankruptcy Court recognize the Canadian CCAA cases in the United States with respect to certain of the Canwest entities and provide limited aid to the CCAA proceedings, including a stay of proceedings and actions in the United States against the entities included in the Chapter 15 proceedings.  The Monitor is also asking for a preliminary

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injunction to prevent television studios and other television content providers from interfering with Canwest's broadcasting rights to its many popular American hit shows.

 “We’ve taken action now to ensure the long-term viability of Canwest's operations,” said Leonard Asper, President and CEO of Canwest.  “Our goal is to complete the restructuring process in Canada as quickly as possible.”  He added, “The commencement of the Chapter 15 cases will protect Canwest’s CCAA proceedings so that Canwest can emerge from CCAA a financially stable company that is ready to take advantage of the Canadian economy as it begins to improve.”

More information about Canwest’s restructuring can be found at www.canwest.com.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) is Canada’s largest media company.  In addition to owning the Global Television Network and 23 industry-leading specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

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Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com

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